HARRIS & HARRIS GROUP, INC.

                  DIRECTORS STOCK PURCHASE PLAN 2001


     The Board of Directors of Harris & Harris Group, Inc (the "Company") has adopted this Director Stock Purchase Plan 2001 (the "Plan") to enable individuals who serve as directors of the Company (the "Directors"), through the retention by the Company of fees paid to such Directors for services as directors, to purchase shares of the Company's common stock, $0.01 par value per share (the "Common Stock"). The purpose of the Plan is to benefit the Company's growth and success and enabling the Company to continue to attract highly qualified persons to serve as Directors. The provisions of the Plan are set forth below.

1.   Shares Subject to the Plan.

     All shares purchased pursuant to the Plan will be purchased in the open market on behalf of each Director. A brokerage account will be established for each Director at Investec Ernst & Co. (the "Broker") or another brokerage firm to be approved by the Board at a later date.

2.   Administration.

     The Plan shall be administered by the Board. The Board's actions under the Plan shall be limited to taking all actions authorized by this Plan or as otherwise reasonably necessary to effect the purposes hereof.

3.   Interpretation.

     Subject to the express provisions of the Plan, the Board shall have authority to interpret the Plan, to prescribe, amend and rescind rules relating to it, and to make all other determinations necessary or advisable in administering the Plan, all of which determinations will be final and binding upon all persons.

4.   Eligibility to Participate.

     The only persons eligible in the Plan shall be Directors of the Company. All Directors are required to participate in the Plan during their respective terms as members of the Board.

5.   Fee Retention.

     From and after the effective date of the Plan, each Director shall have an amount equal to fifty percent (50%) of eligible fees payable to such Director retained by the Company at the time such eligible fee is due to be paid. For purposes of this Plan, "eligible fees" includes each Director's monthly retainer and Board meeting fees, which the Director is entitled to receive from the Company for his or her service as a Director. Such retained amounts will be credited to the Director's account under the Plan. Once a Director's account accumulates a minimum amount of two thousand five hundred dollars ($2,500) in value, the Broker will purchase the Common Stock of the Company in an open market transaction on behalf of the Director. A Director may not contribute amounts to purchase Common Stock under the Plan other than through fee retentions.

     For the Directors who currently have a credit balance, the brokerage account will be funded once the credit balance has been completely offset by fifty percent (50%) of a Director's eligible fees. For purposes of this Plan, "credit balance" is defined as any Common Stock purchases made by a Director or on a Director's behalf (i) in excess of his or her year 2000 Common Stock purchase obligation, and (ii) prior to the date of Board approval of this Plan.

     Effective upon the date of approval of this Plan by the Board, any Company stock purchases made directly by any Directors cannot be applied to the 50 percent stock purchase commitment unless it is to satisfy their year 2000 Common Stock purchase obligation.

     Subject to compliance with Section 16 of the Securities Exchange Act of 1934 which may affect a Director's ability to sell or purchase shares of the Common Stock (See Section 11 of the Plan below), Directors may sell, transfer or assign their shares of Common Stock under the Plan at any time and for any reason after the shares of Common Stock have been purchased for their account pursuant to the Plan.

6.   Purchase Price.

     The purchase price of each share of Common Stock will be the fair market value. For purpose of this Plan, "fair market value" means, if the Common Stock is listed on an established national or regional exchange, is admitted to quotation on the New York Stock Exchange or the National Association of Securities Dealers Automated Quotation System, or is publicly traded in an established securities market, the current quoted price on such exchange at the time the Brokers purchase order is executed on behalf of the Director, less any applicable brokerage commissions.

7.   No Right to Continued Membership on the Board.

     Neither the Plan nor any right to purchase Common Stock under the Plan confers upon any Director any right to continued membership on the Board, nor will a Director's participation in the Plan create any obligation on the part of the Board to nominate any Director for re-election by the Company's stockholders.

8.   Amendment of Plan.

     Unless otherwise required by law, the Board may, at any time, amend the Plan in any respect.

9.   Assignment.

     No participating Director may assign his or her rights to purchase shares of Common Stock under the Plan, whether voluntarily, by operation of law or otherwise. Any payment of cash or issuance of shares of Common Stock under the Plan may be made only to the participating Director (or in the event of the Director's death, to the Director's estate).

10.  Rule 10b5-1.

     Transactions under this Plan are intended to comply with all applicable conditions of Rule 10b5-1 or any successor provision under the Securities Exchange Act of 1934 (the "Exchange Act"). Rule 10b5-1's provisions define when a purchase or sale constitutes trading "on the basis of" material nonpublic information in insider trading cases brought under Section 10(b) of the Exchange Act and Rule 10b-5 thereunder. If any provision of the Plan or action by the Board fails to so comply, it shall be deemed null and void to the extent permitted by law and advisable by the Board.

11.  Section 16 of the Exchange Act.

     Purchases and sales made by Directors of Common Stock acquired through the Plan will not be considered to be exempt transactions under Rule 16b-3 under the Exchange Act and will be subject to the reporting, matching and short-swing profit provisions of Section 16 of the Exchange Act and the Rules promulgated thereunder.

12.  Effective Date; Term and Termination of the Plan.

     The Plan shall be effective as of the date of adoption by the Board, which date is set forth below. The Board may terminate the Plan at any time for any reason or for no reason, provided that such termination shall not impair any rights of participating Directors.

13.  Payment of Plan Expenses.

     The Company will bear all costs of administering and carrying out the Plan, excluding any brokerage commissions payable.



     This Plan was duly adopted and approved by the Board of Directors of the Company by resolution at a meeting held on the 1st of March, 2001.



                                   /s/ Rachel M. Pernia
                                   ----------------------------
                                   Rachel M. Pernia
                                   Secretary of
                                   Harris & Harris Group, Inc.